                                                                      Exhibit 99
                                                                    News Release

Contacts:

Michael N. Kilpatric       Suzanne C. Shenk                Susan G. Gaffney
Director, Communications   Manager, Investor Relations     Manager, Investor
610-993-3662               610-993-3526                    Relations
                                                           610-993-3694


                  ALCO STANDARD ANNOUNCES 21 PERCENT INCREASE
                      IN FIRST QUARTER FISCAL 1997 INCOME

Valley Forge, Pennsylvania, January 16, 1997 - Alco Standard Corporation (NYSE:ASN) today announced income in the first quarter of fiscal year 1997 (ended December 31, 1996) from its continuing operation, IKON Office Solutions, was $45 million, excluding a one-time, extraordinary charge from the early extinguishment of debt. The income results are a 21 percent increase over the first quarter of the previous fiscal year. Earnings per share from continuing operations for the quarter, excluding the charge, were $.30, a 20 percent gain over the same period of fiscal 1996, despite a 13 percent increase in average shares outstanding. Including the charge, income from continuing operations was $33 million and earnings per share from continuing operations were $.21.

     Revenues for fiscal 1997's first quarter grew 27 percent to $1.14 billion. Results reflect a very strong performance from the company's traditional copier business with substantial growth in both equipment placements and copy volume. Margins declined to 7.1 percent this quarter from 7.6 percent in last year's first quarter, due primarily to the short-term dilutive impact of IKON's rapid acquisition of technology services companies and transformation expenses in Europe.
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                                     -more-


     "IKON's outstanding results continue to reflect our ability to achieve significant internal growth, while also expanding our business through an aggressive acquisition effort," said John E. Stuart, Alco's chairman and chief executive officer. "While posting internal revenue growth of 15 percent for the quarter, IKON acquired 23 companies with annualized revenue of approximately $170 million."

     Stuart said that of the 23 acquired companies 10 were systems integrators, seven were outsourcing companies, and six were traditional copier dealers. The increasing number of systems integration and outsourcing companies in the acquisition mix reflects IKON's intention to strengthen its ability to offer customers a complete office technology solution, from traditional copier systems to computer networking and outsourced imaging and duplicating services.

     Including discontinued operations, Alco reported $53 million in net income and $.36 earnings per share for the fiscal 1997 first quarter. Discontinued operations represent Unisource Worldwide Inc. (UWW), which began operating as a separate public company on January 1, 1997.

     "With the continued growth in IKON's traditional copier business, and increasing contributions from our outsourcing and technology services businesses, we expect earnings per share for fiscal 1997 will be 35 to 40 percent ahead of last year," commented Stuart. "Our goal is to reach $10 billion in revenue by the year 2000, and we are well on our way."

                                     -more

     Alco Standard Corporation, headquartered in Valley Forge, Pennsylvania, operates IKON Office Solutions, one of the world's leading office technology companies, with operations in the U.S., Canada, Mexico, United Kingdom, Germany, France and Denmark. On January 23, 1997, shareholders will vote on changing Alco's name to IKON Office Solutions. With approval, IKON Office Solutions will begin trading on the NYSE January 27, 1997 under the ticker symbol "IKN".

                                      ###
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Alco Standard Corporation
-------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                 Three Months Ended December 31
                                            ----------------------------------------
                                                 1996           1995       % Change
                                            ------------    ------------   ---------
Revenues
Net sales                                   $    638,828    $  515,012       24.0 %
Service and rentals                              453,860       353,772       28.3
Finance income                                    47,746        31,795       50.2
----------------------------------------------------------------------
                                               1,140,434       900,579       26.6
----------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                               404,934       333,226       21.5
Service and rental costs                         216,107       169,335       27.6
Finance interest expense                          20,011        14,809       35.1
Selling and administrative                       417,970       314,534       32.9
----------------------------------------------------------------------
                                               1,059,022       831,904       27.3
----------------------------------------------------------------------

Operating income                                  81,412        68,675       18.5
Interest expense                                   8,201         7,340
----------------------------------------------------------------------
 Income from continuing operations before taxes
     and extraordinary loss                       73,211        61,335       19.4
Taxes on income                                   28,552        24,398       17.0
----------------------------------------------------------------------
Income from continuing operations before
      extraordinary loss                          44,659        36,937       20.9
Discontinued operations                           20,151        26,229
----------------------------------------------------------------------
Income before extraordinary loss                  64,810        63,166
Extraordinary loss from early extinguishment
      of debt, net of tax benefit                (12,156)
----------------------------------------------------------------------
Net income                                        52,654        63,166
----------------------------------------------------------------------

Less preferred dividends                           4,885         7,664
----------------------------------------------------------------------
Available to common shareholders            $     47,769    $   55,502
                                            ============    ==========


Earnings (Loss) Per Share
Continuing operations                              $0.30         $0.25       20.0 %
Discontinued operations                            $0.15         $0.22
Extraordinary loss                                ($0.09)
----------------------------------------------------------------------
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


                                                   $0.36         $0.47
                                            ============    ==========


Average Shares Outstanding                       134,346       118,544      13.3 %
                                            ============    ==========


Continuing Operations Analysis:
      Gross profit %, net sales                     36.6%         35.3%
      Gross profit %, service and rentals           52.4%         52.1%
      Gross profit %, finance subsidiaries          58.1%         53.4%
      Total gross profit                            43.8%         42.6%
      SG&A as a % of revenue                        36.7%         34.9%
      Operating income % of revenue                  7.1%          7.6%


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